Exhibit 99.1

Contact:	David K. Johnson Chief Executive Officer 360-475-9374
WSB Financial Remains Well-Capitalized After Reporting Preliminary 4Q07 Profit of $1.1 Million and
3Q07 Loss of $7.8 Million after Adding $13.9 Million to Loan Reserves
Bremerton, WA — February 1, 2008 — WSB Financial Group (NASDAQ: WSFG), the parent company of Westsound Bank, today reported a loss in the third quarter of 2007, after significant additions to loan reserves, and preliminary fourth quarter 2007 profits. Based on the findings of an independent assessment of the loan portfolio, the company added $13.9 million, or $1.65 per share after tax, to total provisions for loan losses and unfunded commitments in the third quarter, generating a loss of $7.8 million, or $1.39 per share, for the third quarter of 2007. In the fourth quarter, WSB generated a preliminary profit of $1.1 million, or $0.19 per share.
For the full year, WSB Financial lost $4.2 million, or $0.75 per share. WSB remains well capitalized with total equity of $58 million and total risk-based capital of 16%, substantially above the 10% minimum regulatory standard for well capitalized institutions. Book value per share was $10.35 at December 31, 2007. All 2007 results for the third quarter, fourth quarter and full year are unaudited.
“Over the past three months, our independent consultants, The Alford-Spencer Group of Sacramento, California, completed a comprehensive review of our loan portfolio, including a significant sampling of the construction loans,” said David K. Johnson, President and CEO. “Mr. Alford, who performed the review, has more than 30 years of banking experience as an industry consultant, former bank president and regulator with the Office of the Comptroller of Currency. His review also includes recommendations to improve our underwriting, documentation and approval procedures and overall credit risk management, which we are implementing.
“When we did our initial internal review in November, we focused primarily on certain residential construction loans, and initially projected a lower addition to reserves. With the more comprehensive review across the entire loan portfolio and the build up of inventory in homes in our markets, we decided it was necessary to further increase our reserve position in the third quarter,” Johnson continued. “The loan review also considered updated estimated fair market and resale values of the collateral for our residential loans. All these factors contributed to higher levels of specific and general reserves.”
The following table reflects the make up of the company’s overall loan portfolio:

Loan Portfolio	At December 31, 2007		At September 30, 2007		At December 31, 2006		Annual
($ in thousands) (unaudited)	Amount	Percent	Amount	Percent	Amount	Percent	% Change

Real estate loans:
Construction & land development	$253,188	61%	$257,272	60%	$194,709	57%	32%
Commercial real estate	72,435	17%	90,709	21%	67,224	20%	35%
Residential real estate	53,198	13%	42,951	10%	63,942	19%	-33%
Commercial & industrial loans	31,377	8%	32,322	8%	15,629	5%	107%
Consumer loans	3,719	1%	3,758	1%	3,235	1%	16%

Gross loans	413,917	100%	427,012	100%	344,739	100%	24%
Allowance for loan losses	(18,014)		(17,852)		(3,972)
Deferred loan fees, net	(967)		(1,339)		(559)

Net loans	$394,936		$407,821		$340,208
“As we discussed previously, our construction loan portfolio is the area of most concern, particularly following the significant reduction in financing alternatives for custom home buyers in recent months,” said Charles Turner, Chief Lending Officer. “When the majority of these loans were originally underwritten, they had commitments for takeout or permanent financing from national sources. Many of those permanent financing alternatives are no longer available, and consequently the risk in these construction loans has increased. We have been fairly assertive in our approach to the loans in our construction portfolio, holding builders to their scheduled completion date and pursuing repayment of loans expeditiously.”
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WSFG 2007 Results
February 1, 2008

Nonperforming assets (NPAs) at December 31, 2007 totaled $26.3 million, which includes $24.9 million of loans on nonaccrual status, $399,000 of accruing loans that are 90 days or more past due and $1.0 million in other real estate owned.
The allowance for loan losses was $18.0 million, or 68% of NPAs and 4.35% of gross loans at December 31, 2007. Net charge-off’s totaled $15,000 during the third quarter and $38,000 during the fourth quarter, bringing total net charge-offs for the year to $337,000, or 0.08% of gross loans at December 31, 2007.
“Based on the best judgment of our management and the recommendations of the third party report, we believe the level of general and specific reserves for the entire portfolio are adequate to cover our exposure to potential losses. In addition, these loans are secured by deeds of trust on the land and improvements,” said Turner.
Total net loans grew 24% in 2007 to $413 million at December 31, 2007, from $333 million at the end of 2006. Deposits grew 34% to $422 million at December 31, 2007, from $315 million a year ago, with growth in time deposits accounting for most of the increase. At September 30, 2007, Westsound Bank had $419 million in loans and deposits totaled $400 million. “We expect loan growth to slow over the course of the next few quarters as we concentrate on collecting nonperforming loans and improving credit quality,” Turner noted.
REVIEW OF OPERATIONS
Revenue (net interest income plus noninterest income) grew 15% in 2007 to $24.4 million from $21.2 million in 2006. In the fourth quarter of 2007, revenue was down 10% to $5.1 million, compared to $5.7 million in the fourth quarter of 2006, and off 21% from $6.5 million in the third quarter of 2007. Net interest income before the provision for loan losses in 2007 grew 20% to $19.9 million from $16.6 million in 2006. In the fourth quarter of 2007 net interest income was $4.2 million, compared to $4.6 million in the fourth quarter of 2006, and $5.5 million in the third quarter.
Interest income was down due to the increase in loans that moved to non-accrual status in the fourth quarter and the drop in yields from the sharp cuts in short-term rates that occurred at the end of 2007. Net interest margin in 2007 was 4.62%, down 103 basis points from 5.65% in 2006. In the fourth quarter net interest margin declined 168 basis points to 3.62%, and in the third quarter of 2007 the net interest margin dropped 88 basis points to 4.83% compared to the like periods of 2006. “Although we are relatively asset neutral, we expect further margin compression in the near term based on the recent interest rate actions taken by the Federal Reserve,” said Mark D. Freeman, Chief Financial Officer.
The provision for loan losses totaled $14.4 million in 2007, including $13.4 million booked in the third quarter and $200,000 in the fourth quarter. In addition, WSB took a $548,000 provision for unfunded loan commitments in the third quarter of 2007, which was recorded in other expenses and other liabilities. In the third quarter of 2007, the after tax impact of the provision for loan losses were $8.8 million, or $1.58 per share, and $362,000, or $0.07 per share, for the unfunded loan commitments provision. In the fourth quarter, the loan loss provision of $200,000 was offset by the same amount taken as a reverse provision for unfunded loan commitments, which reflects the ongoing funding for in-process construction projects.
In 2007, net interest income after provision for loan losses was $5.5 million, compared to $15.0 million in 2006. Fourth quarter 2007 net interest income was down 7% to $4.0 million from $4.3 million for the fourth quarter of 2006.
Other operating income was down 18% in the fourth quarter of 2007 and 3% for the full year from the year ago periods reflecting the reduction in the mortgage division in the third quarter, which lowered fee income and gains from loan sales significantly in the fourth quarter. Partially offsetting this decline was the sale of a piece of land, which generated a pretax gain of $412,000 in the fourth quarter of 2007. Total other operating income was $930,000 in the fourth quarter of 2007, compared to $1.0 million in the immediate prior quarter and $1.1 million in the fourth quarter of 2006. Other operating income was $4.5 million in 2007, compared to $4.7 million in 2006.
Operating (noninterest) expenses rose 17% to $16.3 million in 2007 from $13.9 million a year ago. In addition to the provision for unfunded loan commitments, the increase is also attributed to higher consulting and professional fees. Other operating expense in the fourth quarter of 2007 was $3.3 million compared to $4.8 million in the third quarter of 2007 and $4.3 million in the fourth quarter a year ago.
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WSFG 2007 Results
February 1, 2008

The company also announced that David Johnson has resigned from the Board of Directors and that he will be stepping down as President and CEO. “Dave has agreed to continue working to effect a seamless transition. A search for a new CEO is in process and we appreciate Dave’s continued service until the position can be filled,” said Louis J. Weir, Chairman.
ABOUT WSB FINANCIAL GROUP, INC.
WSB Financial Group, Inc., based out of Bremerton, Washington, is the holding company for Westsound Bank and Mortgage. The company was founded in 1999, and currently operates nine full service offices located within 6 contiguous counties within Western Washington. Our website is http://www.westsoundbank.com.
This news release may contain “forward-looking statements’’ that are subject to risks and uncertainties. These forward-looking statements describe management’s expectations regarding future events and developments such as future operating results, growth in loans and deposits, maintenance of the net interest margin, credit quality and loan losses, the efficiency ratio and continued success of the Company’s business plan. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The words “should,’’ “anticipate,’’ ‘expect,’’ will,’’ “believe,’’ and words of similar meaning are intended, in part, to help identify forward-looking statements. Future events are difficult to predict, and the expectations described above are subject to risk and uncertainty that may cause actual results to differ materially. In addition to discussions about risks and uncertainties set forth from time to time in the Company’s filing with the Securities and Exchange Commission, factors that may cause actual results to differ materially from those contemplated in these forward-looking statements include, among others: (1) local and national general and economic condition; (2) changes in interest rates and their impact on net interest margin; (3) competition among financial institutions; (4) legislation or regulatory requirements; (5) pending litigation; (6) reductions in loan demand or deposit levels; and (7) changes in loan collectibility, default and charge-off rates. WSB Financial Group, Inc. does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made. Any such statements are made in reliance on the safe harbor protections provided under the Securities Exchange Act of 1934, as amended.
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WSFG 2007 Results
February 1, 2008

CONSOLIDATED STATEMENTS OF INCOME	Quarter Ended			Year to Date
(Unaudited)	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,	Dec. 31,
(in thousands except share data)	2007	2007	2006	2007	2006

Interest Income
Interest and fees on loans	$8,465	$9,826	$8,095	$35,958	$27,634
Taxable investment securities	84	88	66	316	265
Tax exempt securities	20	18	19	76	76
Federal funds sold	295	171	53	879	282
Other interest income	34	39	18	167	85

Total interest income	8,898	10,142	8,251	37,396	28,342
Interest Expense
Deposits	4,552	4,514	3,494	16,910	11,144
Other borrowings	—	—	44	1	75
Junior subordinated debentures	155	152	149	603	566

Total interest expense	4,707	4,666	3,687	17,514	11,785

Net Interest Income	4,191	5,476	4,564	19,882	16,557
Provision for loan losses	200	13,362	256	14,379	1,523

Net interest income (loss) after provision for loan losses	3,991	(7,886)	4,308	5,503	15,034

Noninterest Income
Service charges on deposit accounts	106	95	75	381	256
Other customer fees	113	198	266	790	878
Net gain on sale of loans	243	737	784	2,845	3,483
Other income	468	(5)	3	515	55

Total noninterest income	930	1,025	1,128	4,531	4,672

Noninterest Expense
Salaries and employee benefits	1,708	2,510	3,012	9,461	9,258
Premises lease	77	80	89	329	338
Depreciation expense	221	206	183	824	612
Occupancy and equipment	155	150	144	614	512
Data and item processing	186	167	137	676	512
Advertising expense	25	59	41	180	215
Printing, stationary and supplies	48	38	60	191	219
Telephone expense	28	26	27	111	111
Postage and courier	30	43	34	155	132
Legal fees	146	34	12	289	45
Director fees	93	70	72	286	303
Business and occupation taxes	91	83	70	331	274
Accounting and audit fees	85	37	18	208	77
Consultant fees	119	41	14	210	64
OREO loses and expense, net	20	170	—	227	—
Provision for unfunded credit losses	(200)	548	—	361	—
Other expenses	487	506	339	1,843	1,182

Total noninterest expense	3,319	4,768	4,252	16,296	13,854

Income (loss) before provision for income taxes	1,602	(11,629)	1,184	(6,262)	5,852
Provision for income taxes	533	(3,877)	406	(2,091)	1,967

Net Income (Loss)	$1,069	$(7,752)	$778	$(4,171)	$3,885

Basic Earnings (loss) per Common Share	$0.19	$(1.39)	$0.24	$(0.75)	$1.35
Diluted Earnings (loss) per Common Share	$0.19	$(1.39)	$0.21	$(0.75)	$1.18

Average Number of Common Shares Outstanding	5,574,853	5,573,089	3,259,489	5,565,123	2,870,222
Fully Diluted Average Common Shares Outstanding	5,574,853	5,573,089	3,693,464	5,565,123	3,285,622
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WSFG 2007 Results
February 1, 2008

CONSOLIDATED BALANCE SHEETS
(Unaudited)	December 31,	September 30,	December 31,
(in thousands except share data)	2007	2007	2006

ASSETS
Cash and due from banks	$10,026	$8,538	$9,048
Fed funds sold	56,900	21,825	17,150

Total cash and cash equivalents	66,926	30,363	26,198
Investment securities available for sale, at fair value	8,789	8,700	8,244
Federal Home Loan Bank stock, at cost	319	319	234
Loans held for sale	—	6,650	11,007
Loans receivable	412,950	419,023	333,173
Less: allowance for loan losses	(18,014)	(17,852)	(3,972)

Loans, net	394,936	401,171	329,201
Premises and equipment, net	8,760	9,496	7,846
Accrued interest receivable	2,541	2,537	1,980
Other real estate owned	1,022	1,647	—
Deferred tax asset	5,655	5,687	811
Other assets	1,344	1,479	1,233

TOTAL ASSETS	$490,292	$468,049	$386,754

LIABILITIES
Deposits:
Noninterest-bearing	$24,711	$27,657	$26,864
Interest-bearing	396,851	372,152	288,158

Total deposits	421,562	399,809	315,022
Accrued interest payable	1,955	1,764	1,109
Allowance for unfunded credit losses	465	665	104
Other liabilities	341	979	614
Junior subordinated debentures	8,248	8,248	8,248

TOTAL LIABILITIES	432,571	411,465	325,097
STOCKHOLDERS’ EQUITY
Common Stock, $1 par value; 15,357,250 shares authorized; 5,574,853 shares issued and outstanding December 31, 2007, 5,545,673 shares issued and outstanding at December 31, 2006, respectively	5,575	5,575	5,546
Additional paid-in capital	48,224	48,217	48,089
Retained earnings	3,883	2,814	8,054
Accumulated other comprehensive loss	39	(22)	(32)

TOTAL STOCKHOLDERS’ EQUITY	57,721	56,584	61,657

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$490,292	$468,049	$386,754

Book value per share	$10.35	$10.15	11.12
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WSFG 2007 Results
February 1, 2008

Financial Statistics	Quarter Ended			Year to Date
(Unaudited)	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,	Dec. 31,
(in thousands except share data)	2007	2007	2006	2007	2006

Revenues
(Net interest income plus non-interest income)	$5,121	$6,501	$5,692	$24,413	$21,229

Averages
Total Assets	$466,126	$464,602	$353,126	$443,102	$304,116
Loans and Loans Held for Sale	$421,141	$424,407	$328,140	$401,198	$276,865
Interest Earning Assets	$458,795	$449,343	$341,617	$430,654	$292,842
Deposits	$369,761	$388,079	$313,828	$369,761	$247,453
Stockholders’ Equity	$57,621	$65,319	$26,175	$62,254	$19,830

Financial Ratios

Return on Average Assets	0.91%	-6.62%	0.87%	-0.94%	1.28%
Return on Average Equity	7.36%	-47.10%	11.78	% -6.70%	19.60%
Net Interest Margin	3.62%	4.83%	5.30%	4.62%	5.65%
Efficiency Ratio	64.8%	73.4%	74.7%	66.8%	65.3%
Non-performing Assets to Total Assets	5.37%	0.92%	0.06%	5.37%	0.06%

Asset Quality	Quarter Ended			Year to Date
(Unaudited)	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,	Dec. 31,
(dollars in thousands)	2007	2007	2006	2007	2006

Allowance for Loan Losses Activity:

Balance of Beginning of Period	$17,852	$4,492	$3,725	$3,972	$2,520
Charge-offs	(40)	(15)	(5)	(339)	(25)
Recoveries	2	—	2	2	2

Net Loan Charge-offs	(38)	(15)	(3)	(337)	(23)

Reclassification of unfunded credit commitments	—	13	(6)	—	(48)
Provision for Loan Losses	200	13,362	256	14,379	1,523

Balance at End of Period	$18,014	$17,852	$3,972	$18,014	$3,972

Selected Ratios:
Net Charge-offs to average loans	0.01%	0.00%	0.00%	0.08%	0.01%
Provision for loan losses to average loans	0.05%	3.15%	0.08%	3.58%	0.55%
Allowance for loan losses to total loans	4.35%	4.18%	1.15%	4.35%	1.15%

Nonperforming Assets:

Non-Accrual loans	$24,923	$2,395	$219
Accruing Loans past due 90 days or more	399	282	—

Total non-performing loans (NPLs)	$25,322	$2,677	$219
Other real estate owned	1,022	1,647	—

Total non-performing assets (NPAs)	$26,344	$4,324	$219

Selected Ratios:
NPLs to total loans	6.36%	0.63%	0.06%
NPAs to total assets	5.37%	0.92%	0.06%
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NOTE: Transmitted on Prime Newswire on February 1, 2008